UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SILICON IMAGE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 17, 2006

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, 94085, on Tuesday, May 23, 2006, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Steve Tirado
President and Chief Executive Officer

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Tuesday, May 23, 2006, at 2:00 p.m., Pacific Time, for the following purposes:

1. To elect two Class I directors of Silicon Image, Inc., each to serve until the 2009 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class I director:

Peter Hanelt          William George

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Steve Tirado
President and Chief Executive Officer

Sunnyvale, California
April 17, 2006

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

PROXY STATEMENT

April 17, 2006

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image”), for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Tuesday, May 23, 2006, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 17, 2006. An annual report for the year ended December 31, 2005 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 31, 2006, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 31, 2006, we had 81,437,980 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposal No. 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $7,500.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Mellon Investor Services, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Mellon Investor Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Peter Hanelt and William George have been designated as Class I directors, David Hodges, Masood Jabbar and John Hodge have been designated as Class II directors, and Steve Tirado and William Raduchel have been designated as Class III directors. The Class I directors will stand for reelection or election at the Annual Meeting, the Class II directors will stand for reelection or election at the 2007 annual meeting of stockholders and the Class III directors will stand for reelection or election at the 2008 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2009 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of February 28, 2006, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as Class I director with term expiring in 2009:
Peter Hanelt(1)(2)(3)	60	Business Consultant	2005
William George(2)	63	Sr. Vice President of Operations, ON Semiconductor Corporation and SCI, LLC	2005
Incumbent Class II director with term expiring in 2007:
David Hodges(1)(2)(3)	68	Professor, University of California at Berkeley	1997
Masood Jabbar(1)(2)	56	Chief Executive Officer, XDS Inc.	2005
John Hodge	38	Consultant	2006

Incumbent Class III director with term expiring in 2008:
Steve Tirado	51	President and Chief Executive Officer of Silicon Image	2005
William Raduchel	59	Individual Investor and Strategic Advisor	2005

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Governance and Nominating Committee

Peter Hanelt has served as a director of Silicon Image since May 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. He served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from December 2001 through July 2003 and through October 2003 as a consultant. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise. Mr. Hanelt is also a director of Shoe Pavilion, Inc., a publicly traded retailer, Patelco Credit Union, a not for profit company, and InterHealth Nutraceuticals, Inc., Bidz.com, and Trader Vic’s Restaurants, all private companies.

William George has served as a director of Silicon Image since October 2005. Dr. George has served as Senior Vice President of Operations for ON Semiconductor Corporation and SCI, LLC since August 1999. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until he assumed his current position. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. He joined Motorola in 1968. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. Since August 2005, Dr. George has also served as a director of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado.

David Hodges has served as a director of Silicon Image since February 1997. Dr. Hodges is the Daniel M. Tellep Distinguished Professor Emeritus at the University of California at Berkeley, where he has been a member of the faculty in the department of Electrical Engineering and Computer Sciences since 1970. From 1995 to 2002, Dr. Hodges served as a director of Mentor Graphics Corporation, an electronic design automation company. From 1990 to 1996, Dr. Hodges served as Dean of the College of Engineering at the University of California at Berkeley. From 1966 to 1970, Dr. Hodges worked at Bell Telephone Laboratories, the research and development division of the American Telephone and Telegraph Company. Dr. Hodges holds a Bachelor of Electrical Engineering degree from Cornell University and Master of Science and Ph.D. degrees in Electrical Engineering from the University of California at Berkeley.

Masood Jabbar has served as a director of Silicon Image since May 2005. Since November 2004, Mr. Jabbar has served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors of JDS Uniphase Corporation, MSC Software Corporation and Openwave Systems, Inc. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a MBA from West Texas A&M University and a BA in Economics & Statistics from the University of the Punjab, Pakistan.

John Hodge has served as a director of Silicon Image since February 2006. Mr. Hodge has been a consultant since February 2006. From February 2005 to February 2006, Mr. Hodge served as Senior Advisor and Managing Director of the Technology Group of Credit Suisse First Boston. From 1998 to February 2005, Mr. Hodge was Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. From 1996 to 1998, Mr. Hodge was Managing Director and Head of West Coast Corporate Finance of the Technology Group of Deutsche Bank. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and

Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

William Raduchel has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (f.k.a. PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel served as a consultant to Silicon Image. Dr. Raduchel is an outside director, an active individual investor and a strategic advisor. Since March 2004, he has been the chairman of the board, and from May 2004 to January 2006 chief executive officer, of Ruckus Network, Inc., a digital entertainment network for students at colleges and universities over the university network. From time to time, he has served as an advisor to Myriad International Holdings, a cable television and internet services company, Hyperspace Communications, a communications software company, and WildTangent, Inc., an online game publisher. From September 1999 through January 2001, he was chief technology officer of AOL, becoming chief technology officer of AOL Time Warner (now known as Time Warner Inc.) at that time, a position he held through 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in economics from Michigan State University, and earned his A.M. and Ph.D. degrees in economics at Harvard University. Dr. Raduchel is also a director of Blackboard, Inc. and Chordiant Software, Inc., each a publicly traded company, and In2Books, Skyblue Technologies and Stoneacre LLC.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

On April 24, 2005, Christopher Paisley (formerly a Class II director), David Courtney (formerly a Class III director), Keith McAuliffe (formerly a Class I director) and Richard Sanquini (formerly a Class III director), then representing four of our five independent directors, resigned from our Board and our Board committees effective as of that date.

On April 25, 2005, Dr. David Lee, then a Class III director of Silicon Image, notified the Board that he would not stand for re-election at the 2005 annual meeting of stockholders.

On April 25, 2005, the Board, then consisting of Steve Tirado, David Lee and David Hodges, appointed Darrel Slack, then Chief Financial Officer of Silicon Image, to the Board as a Class I director and Patrick Reutens, the Chief Legal Officer of Silicon Image, to the Board as a Class II director to fill two of the vacancies created by the resignations of Messrs. Paisley, Courtney, McAuliffe and Sanquini. Neither Mr. Slack nor Mr. Reutens was appointed to any Board committees. At the time of these appointments, Mr. Slack had an understanding with the directors who appointed him to the Board that he would vote in favor of a resolution decreasing the authorized number of directors from eight to four to eliminate vacancies created by such resignations and a resolution assigning Mr. Tirado to serve as a Class III director. Mr. Reutens was appointed pursuant to an understanding with the directors that he would serve on the Board only for the purpose of voting in favor of a resolution decreasing the authorized number of directors from eight to four and that he would resign as a director immediately following the Board’s adoption of such resolution. The Board then decreased the authorized number of directors from eight to four and immediately following the Board’s adoption of that resolution, Mr. Reutens resigned from the Board. Thereafter, the Board, consisting of Messrs. Tirado,

Lee, Slack and Hodges, assigned Mr. Tirado to serve as a Class III director. Mr. Tirado previously served as a Class I director. The Board also appointed Dr. Hodges (an independent director and member of the Governance and Nominating Committee) to the Audit Committee and Compensation Committee.

In May 2005, Masood Jabbar and Peter Hanelt were elected to the Board. In September 2005, Mr. Slack resigned from the position of Chief Financial Officer and from the Board. William George was elected to the Board in October 2005, William Raduchel was elected to the Board in December 2005 and John Hodge was elected to the Board in February 2006. As a result of the director resignations and the elections of Mr. Jabbar, Mr. Hanelt, Dr. George, Dr. Raduchel and Mr. Hodge, the Board is currently composed of Mr. Hanelt and Dr. George as Class I directors, Dr. Hodges, Mr. Jabbar and Mr. Hodge as Class II directors, and Mr. Tirado and Dr. Raduchel as Class III directors. Mr. Hanelt serves as Chairman of the Board.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, David Hodges, and Masood Jabbar, representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2005, the Board met formally 25 times and acted by written consent 5 times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). In addition, the independent outside directors have also met during fiscal year 2005.

Standing committees of the Board include an audit committee, a compensation committee and a governance and nominating committee. Each of these committees has adopted a written charter. Current copies of these charters are available on Silicon Image’s website at www.siliconimage.com.

Audit Committee.  The Audit Committee consists of Peter Hanelt, David Hodges and Masood Jabbar. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission, and that each meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. Dr. Hodges was appointed to the Audit Committee in April 2005, following the resignations of David Courtney, Keith McAuliffe and Christopher Paisley, then representing all of the members of the Audit Committee, in April 2005. Messrs. Hanelt and Jabbar both joined the Audit Committee in May 2005 upon their election to the Board. Dr. Hodges served as chairman of the Audit Committee from his appointment in April 2005 until May 2005, and Mr. Hanelt has served as chairman of the Audit Committee since June 2005. During fiscal year 2005, the Audit Committee met twenty-six times and acted by written consent one time. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee.  The Compensation Committee consists of William George, Peter Hanelt, David Hodges and Masood Jabbar. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. Dr. Hodges was appointed to the Compensation Committee in April 2005, following the resignations of Messrs. McAuliffe, Paisley and Sanquini, then representing all of the members of the Compensation Committee, in April 2005. Mr. Sanquini served on the Compensation Committee from his appointment in April 2005 until his resignation later in April 2005. Messrs. Hanelt and Jabbar joined the Compensation Committee in June 2005, and Dr. George joined the Compensation Committee in December 2005. Mr. Courtney and Dr. Hodges also served on the Compensation Committee from November 2004 until January 2005. Dr. Hodges served as chairman of the Compensation Committee from his appointment in April 2005 until June 2005, and Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. During fiscal year 2005, the Compensation Committee met fifteen times and acted by written consent three times. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity-

based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Peter Hanelt and David Hodges. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. Dr. Hodges joined the Governance and Nominating Committee in July 2003 and Mr. Hanelt joined the Governance and Nominating Committee in June 2005. Mr. Courtney served on the Governance and Nominating Committee until his resignation in April 2005. Messrs. McAuliffe, Paisley and Sanquini also served on the Governance and Nominating Committee in April 2005 until their respective resignations later in April 2005. Dr. Hodges has served as chairman of the Governance and Nominating Committee since January 2005. During fiscal year 2005, the Governance and Nominating Committee met four times. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

Policy regarding Stockholder Nominations.  The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board, and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Director Compensation

On April 5, 2005, the Board approved a compensation plan (the “Director Compensation Plan”) for directors with respect to membership on the Board and the standing committees thereof, which currently include the Audit

Committee, Compensation Committee and Governance and Nominating Committee and for holding chair positions on the Board and the standing committees. The Director Compensation Plan became effective in April 2005 and revised the prior director compensation structure that was in place and that was previously applicable to directors.

The following is a summary of the terms of the compensation plan currently in effect:

(1) Initial Stock Option Grant.  Upon appointment or election to the Board, each non-employee director will receive an option to purchase 40,000 shares of our common stock under the 1999 Equity Incentive Plan. Such option will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if we undergo a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services to us.

(2) Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director will receive cash compensation for membership on the Board, the standing committees and for holding chair positions on the Board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•	Cash Compensation for Meeting Attendance. Each non-employee director will receive cash compensation for attendance at certain Board and committee meetings in the amounts and on the terms described in the table and notes (3) and (4) below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent will receive stock option grant(s) under the 1999 Equity Incentive Plan in the amounts and on the terms described in the table and note (2) below, provided such director has served in the role indicated continuously for a period of at least one year. The shares subject to the annual stock option grants will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if we undergo a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to us.

	Annual Cash	Annual Stock
	Retainer	Option Grant		Telephone Meeting
Role	by Role(1)	by Role(2)	Meeting Fees	Fees

Board Member	$25,000	20,000 shares	$1,000/meeting(3)	$500/meeting(3)
Board Chair	$10,000	5,000 shares
Audit Committee Member	$10,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Audit Committee Chair	$10,000
Compensation Committee Member	$5,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Compensation Committee Chair	$7,000
Governance and Nominating Committee Member	$5,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Governance and Nominating Committee Chair	$7,000

(1)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)	These option amounts are additive with respect to each role performed by the applicable director. For example, if a director has served continuously for a period of at least one year on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive one or more stock options to purchase an aggregate of 30,000 shares of our common stock (20,000 shares as Board member, 5,000 shares as Audit Committee member and 5,000 shares as Compensation Committee member). A director must serve in a role continuously for a period of at least one year to receive the option grant for the respective role.

(3)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors that the applicable director attended, either in person or via telephone.

(4)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

The following table sets forth the amounts of cash compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2005 for membership on the Board, committees of the Board and/or attendance at meetings of the Board and Board committees, pursuant to the Director Compensation Plan:

Director Name	Amount of Cash Compensation

William George	$6,719
Peter Hanelt	$58,253
David Hodges	$62,225
Masood Jabbar	$45,456
William Raduchel	$1,301
David Courtney(1)	$1,000
Keith McAuliffe(1)	$1,500
Christopher Paisley(1)	$1,500
Richard Sanquini(1)	$2,000

(1)	Resigned from the Board and Board committees effective April 24, 2005.

Non-employee directors were also reimbursed for their expenses in attending meetings of the Board and Board committees.

On June 15, 2005, following the 2005 annual meeting of our stockholders, Dr. Hodges received an option for 20,000 shares for service as a member of the Board and an option for 5,000 shares for service as a member of the Governance and Nominating Committee. Both of these options have an exercise price of $10.98 per share, the closing price per share of our common stock on the NASDAQ National Market on the grant date.

Upon the respective elections of Mr. Hanelt, Mr. Jabbar, Dr. George, Dr. Raduchel and Mr. Hodge to the Board, such directors were each granted an option for 40,000 shares pursuant to the Equity Incentive Plan and Director Compensation Plan. The options to Messrs. Jabbar and Hanelt were granted on May 16, 2005 and May 18, 2005, respectively, and each has an exercise price of $11.24 per share, the closing price per share of our common stock on the NASDAQ National Market on such dates. Dr. George’s option was granted on October 6, 2005 and has an exercise price of $8.93 per share, the closing price per share of our common stock on the NASDAQ National Market on such date. Dr. Raduchel’s option was granted on December 13, 2005 and has an exercise price of $9.85 per share, the closing price per share of our common stock on the NASDAQ National Market on such date. Mr. Hodge’s option was granted on February 14, 2006 and has an exercise price of $11.25 per share, the closing price per share of our common stock on the NASDAQ National Market on such date. Each of these stock option grants vests with respect to 2.083% of the option shares each month following the date of grant until fully vested.

In addition to the initial stock option grant and annual stock option grants for non-employee directors under the Director Compensation Plan, non-employee directors are eligible to receive discretionary grants of stock options under our 1999 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, David Hodges and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the year ending December 31, 2006, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Changes in Independent Registered Public Accounting Firm

On June 7, 2005, PricewaterhouseCoopers LLP resigned as Silicon Image’s independent registered public accounting firm.

For the years ended December 31, 2003 and 2004, PricewaterhouseCoopers LLP’s reports contained no adverse opinions or any disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2003 and 2004, and through June 7, 2005, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements of Silicon Image for such years.

Except for the material weakness in internal controls described in this paragraph, during the years ended December 31, 2003 and 2004, and through June 7, 2005, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). As reported in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed by Silicon Image on May 10, 2005, management of Silicon Image concluded that, as of March 31, 2005, a material weakness in internal controls over financial reporting existed due to the fact that the oversight of Silicon Image’s control over financial reporting by Silicon Image’s Audit Committee was ineffective due to the resignations on April 24, 2005 of four of the five independent members of Silicon Image’s Board of Directors, which at that time left the Audit Committee of the Board of Directors with only one member. In addition, the sole remaining member of the Audit Committee was not a “financial expert,” as that term is defined by the rules of the Securities and Exchange Commission.

On July 19, 2005, Silicon Image appointed Deloitte & Touche LLP as its independent registered public accounting firm. During the years ended December 31, 2003 and 2004, and through July 19, 2005, Silicon Image did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered since its appointment as Silicon Image’s independent registered public accounting firm for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended

December 31, 2005, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission, and (iv) the fiscal year 2005 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $1,567,375 for the fiscal year ended December 31, 2005.

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered prior to its resignation as Silicon Image’s independent registered public accounting firm for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2004, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004 and March 31, 2005, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission, and (iv) the fiscal year 2004 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $55,045 for the fiscal year ended December 31, 2005 and $1,168,372 for the fiscal year ended December 31, 2004.

Audit-Related Fees.

No fees were billed or are to be billed by Deloitte & Touche for professional services rendered since its appointment as Silicon Image’s independent registered public accounting firm related to the performance of the aforementioned audits or reviews of Silicon Image’s financial statements and not reported above under “Audit Fees” for the fiscal year ended December 31, 2005. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered prior to its resignation as Silicon Image’s independent registered public accounting firm related to the performance of the aforementioned audits or reviews of Silicon Image’s financial statements and not reported above under “Audit Fees” were $147,000 for the fiscal year ended December 31, 2005 and $342,750 for the fiscal year ended December 31, 2004. Audit related services rendered by PricewaterhouseCoopers LLP include work associated with auditing and accounting consultations regarding new accounting standards, review of Silicon Image’s proxy statement for the 2005 annual meeting of stockholders, review of a current report on Form 8-K in connection with PricewaterhouseCoopers LLP’s resignation in 2005, and consultations regarding a potential investment in 2005 and regarding responses to certain comments of the Securities and Exchange Commission with respect to the Annual Report for the fiscal year ended December 31, 2004 and certain comments of the NASDAQ Stock Market with respect to compliance with certain NASDAQ Marketplace Rules.

Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for tax compliance, tax advice and tax planning services rendered since its appointment as Silicon Image’s independent registered public accounting firm were $54,684 for the fiscal year ended December 31, 2005. Tax-related services rendered by Deloitte & Touche consisted of services related to structuring considerations and local tax issues in connection with certain offshore entities, performance of a five year tax credit study regarding the years 2000 through 2005 and performance of a change in ownership study. No fees were billed or are to be billed by PricewaterhouseCoopers LLP for professional services rendered for tax consulting and compliance for the fiscal years ended December 31, 2004 or December 31, 2005.

All Other Fees.

No fees were billed or are to be billed by Deloitte & Touche for services other than those described above rendered since its appointment as Silicon Image’s independent registered public accounting firm. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for services other than those described above rendered prior to its resignation as Silicon Image’s independent registered public accounting firm were $5,351 for the fiscal year ended December 31, 2005 and $1,500 for the fiscal year ended December 31, 2004. These services consisted of access to an accounting research library license during 2004 and relating to structuring considerations in connection with the establishment of international operations during 2005.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche and PricewaterhouseCoopers LLP, respectively, for the fiscal years ended December 31, 2004 and 2005, described above, were pre-approved by the Audit Committee.

Resolution of Material Weakness Reported on Form 10-Q for Quarter Ended March 31, 2005

In May 2005, two new directors, Masood Jabbar and Peter Hanelt, were elected to the Board of Directors, both of whom became members of the Audit Committee. As a result, our Audit Committee regained compliance with rules of the Securities and Exchange Commission and the NASDAQ Stock Market requiring that the Audit Committee consist of at least three independent directors and that at least one of the Audit Committee members meet the financial sophistication requirement of NASDAQ Marketplace Rules and be an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission. As of December 31, 2005, our Board of Directors determined that the material weakness described above in “Changes in Independent Registered Public Accounting Firm” regarding the ineffective oversight of our internal control over financial reporting by our Audit Committee had been remediated.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2006 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers consist of two individuals who served as Chief Executive Officer in 2005 (Messrs. Laub and Tirado), the four other most highly compensated executive officers who were executive officers as of December 31, 2005 and earned more than $100,000 in 2005 (Dr. Northcutt and Messrs. Garcia-Meza, Reutens and Valiton), and one additional individual who would have been among the four most highly compensated executive officers other than the Chief Executive Officer but for the fact that such individual was not serving as an executive officer as of December 31, 2005 (Dr. Lee).

The percentage ownership is based on 81,145,950 shares of common stock outstanding as of February 28, 2006. Shares of common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of February 28, 2006, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1060 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class

Barclays Global Investors(1)	4,942,277	6.09%
David Lee(2)	3,352,510	4.04
Steve Tirado(3)	596,564	*
Jimmy Garcia-Meza(4)	502,197	*
J. Duane Northcutt(5)	371,751	*
Rob Valiton(6)	218,909	*
David Hodges(7)	181,349	*
William Raduchel(8)	173,333	*
Patrick Reutens(9)	144,688	*
Peter Hanelt(10)	9,167	*
Masood Jabbar(11)	9,167	*
William George(12)	5,000	*
John Hodge(13)	1,667	*
Steve Laub(14)	—	*
All current executive officers and directors as a group (13 persons)(15)	1,930,759	2.33

*	Less than 1%.

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006 which indicates that Barclays Global Investors, NA has sole voting power over 3,535,165 of these shares and sole investment power over 3,965,228 of these shares and Barclay’s Global Fund Advisors has sole voting power over 976,569 of these shares and sole investment power over 976,999 of these shares. The address of Barclays Global Investors is 45 Fremont Street, San Francisco, CA 94105.

(2)	Includes 1,492,567 shares held by Dr. Lee and Joanne W. Lee, trustees of the David D. Lee and Joanne W. Lee Trust Agreement dated March 15, 2000. Includes 1,859,943 shares subject to options held by Dr. Lee that are exercisable within 60 days after February 28, 2006.

(3)	Includes 900 shares held by the Tirado Family Trust, of which Mr. Tirado is a trustee. Includes 487,739 shares subject to options held by Mr. Tirado that are exercisable within 60 days after February 28, 2006.

(4)	Includes 497,250 shares subject to options held by Mr. Garcia-Meza that are exercisable within 60 days after February 28, 2006.

(5)	Includes 366,979 shares subject to options held by Dr. Northcutt that are exercisable within 60 days after February 28, 2006.

(6)	Represents 218,691 shares subject to options held by Mr. Valiton that are exercisable within 60 days after February 28, 2006.

(7)	Includes 112,600 shares held by the Hodges Family Trust 5/16/90, of which Dr. Hodges and Susan S. Hodges are trustees. Includes 68,749 shares subject to options held by Dr. Hodges that are exercisable within 60 days after February 28, 2006.

(8)	Represents 173,333 shares subject to options held by Dr. Raduchel that are exercisable within 60 days after February 28, 2006.

(9)	Represents 144,688 shares subject to options held by Mr. Reutens that are exercisable within 60 days after February 28, 2006.

(10)	Represents 9,167 shares subject to options held by Mr. Hanelt that are exercisable within 60 days after February 28, 2006.

(11)	Represents 9,167 shares subject to options held by Mr. Jabbar that are exercisable within 60 days after February 28, 2006.

(12)	Represents 5,000 shares subject to options held by Dr. George that are exercisable within 60 days after February 28, 2006.

(13)	Represents 1,667 shares subject to options held by Mr. Hodge that are exercisable within 60 days after February 28, 2006.

(14)	Mr. Laub, who most recently served as President and Chief Executive Officer, resigned from Silicon Image in January 2005.

(15)	Includes 1,685,743 shares subject to options that are exercisable within 60 days after February 28, 2006.

Equity Compensation Plans

As of December 31, 2005, we maintained our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, both of which were approved by our stockholders. As of December 31, 2005, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table gives information about equity awards under these plans and options as of December 31, 2005.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	16,135,957	$8.91	3,298,879 (1)
Equity compensation plans not approved by security holders(2)	4,548,526	4.68	79,817
Total	20,684,483	7.98	3,378,696

(1)	Of these, 2,374,338 shares remained available for grant under the 1999 Equity Incentive Plan and 924,541 shares remained available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. Under the terms of our 1999 Equity Incentive Plan, on the first business day of each calendar year, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 5% of the total outstanding shares as of the immediately preceding December 31, provided that our Board of Directors or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year. Under the terms of our 1999 Employee Stock Purchase Plan, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the immediately preceding December 31, provided that our Board of Directors or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year and, provided further, that the aggregate number of shares issued over the term of the plan shall not exceed 8,000,000 shares.

(2)	In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2005, 2,084,213 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $4.58, and in addition, 26,763 shares remained available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that can no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement will again be available for grant or issuance under this plan. Our directors, employees and consultants are eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may from time to time amend, suspend or terminate this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate on August 9, 2009.

In July 2001, we assumed the Silicon Communication Lab, Inc. 1999 Stock Option Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of restricted stock or stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2005, 958,734 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $4.36, and in addition, 16,271 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options under this plan. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may at any time amend, suspend or discontinue this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they are substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2005, 595,173 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $3.56, and in addition, 36,783 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason and unvested shares of common stock granted under this plan which are repurchased by us shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options and awards of common stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions. The Board may at any time amend or modify this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

As of December 31, 2005, 910,406 shares were subject to five outstanding non-plan stock options at a weighted-average exercise price of $5.96.

On April 5, 2001, Jimmy Garcia-Meza was granted a non-plan option for 500,000 shares at $3.4375, which equaled the fair market value of our common stock on that date. This option is immediately exercisable and the shares become vested with respect to 12.5% of the shares on October 5, 2001 and 2.083% of the shares on November 5, 2001 and the 41 months thereafter. As of December 31, 2005, Mr. Garcia-Meza had exercised this option with respect to 141,500 shares and this option remained outstanding with respect to 358,500 shares.

On November 6, 2001, John Shin was granted a non-plan option for 350,000 shares at an exercise price of $1.65, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 6, 2002 and 2.083% of the shares on December 6, 2002 and each of the 35 months thereafter. As of December 31, 2005, Dr. Shin had exercised this option with respect to 190,000 shares and this option remained outstanding with respect to 160,000 shares.

On January 6, 2003, John LeMoncheck was granted a non-plan option for 325,000 shares at an exercise price of $6.35, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on January 6, 2004 and 2.083% of the shares on February 6, 2004 and each of the 35 months thereafter. As of December 31, 2005, Mr. LeMoncheck had exercised this option with respect to 122,732 shares and this option remained outstanding with respect to 100,706 shares. In connection with Mr. LeMoncheck’s resignation in October 2005, all unvested shares subject to this option were canceled on October 13, 2005 and all unexercised vested and exercisable shares subject to this option were canceled on January 13, 2006.

On February 20, 2003, Robert Bagheri was granted a non-plan option for 300,000 shares at an exercise price of $5.90, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on February 20, 2004 and 2.083% of the shares on March 20, 2004 and each of the 35 months thereafter. As of December 31, 2005, Mr. Bagheri had exercised this option with respect to 108,800 shares and this option remained outstanding with respect to 91,200 shares. In connection with Mr. Bagheri’s resignation in November 2005, all unvested shares subject to this option were canceled on November 4, 2005 and all unexercised vested and exercisable shares subject to this option were canceled on February 4, 2006.

On November 1, 2004, Peter Rado was granted a non-plan option for 200,000 shares at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 1, 2005 and 2.083% of the shares each of the 36 months thereafter. As of December 31, 2005, 54,167 of the shares subject to this option were exercisable and this option remained outstanding with respect to 200,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to executive officers of Silicon Image, including their ages as of February 28, 2006:

Name	Age	Position

Steve Tirado	51	President and Chief Executive Officer
Robert Freeman	63	Chief Financial Officer
J. Duane Northcutt	48	Chief Technology Officer
Patrick Reutens	47	Chief Legal Officer
John Shin	50	Vice President, Engineering
Rob Valiton	41	Vice President, Worldwide Sales
Dale Zimmerman	46	Vice President, Worldwide Marketing

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

Robert Freeman has served as Silicon Image’s Chief Financial Officer since November 2005. Mr. Freeman previously served as interim Chief Financial Officer from August 2005 to November 2005. From April 2004 to August 2005, Mr. Freeman served as a management consultant with Horn Murdock Cole, a national financial and management consulting firm working with public software and semiconductor companies. From January 2003 to March 2004, Mr. Freeman was an independent consultant. From September 2000 to December 2002, Mr. Freeman served as Senior Vice President and Chief Financial Officer of Southwall Technologies Inc., a producer of thin film optical coatings for use in the automotive, architectural and computer display markets. Prior to that time, Mr. Freeman held chief financial officer, senior vice president and treasurer roles at a variety of public and privately held companies. Mr. Freeman holds a Bachelor of Arts degree from Loyola Marymount University and a Masters of Business Administration degree from the University of Southern California.

J. Duane Northcutt has served as Silicon Image’s Chief Technology Officer since July 2003. Prior to joining Silicon Image in February 2002, Dr. Northcutt held the title of Distinguished Engineer of the Desktop and Workgroup Servers Group at Sun Microsystems, where he worked in a technical capacity from 1990 to 2001. Previously, Dr. Northcutt was a member of the research faculty at Carnegie Mellon University’s School of Computer Science. Dr. Northcutt holds both a Bachelor’s and a Master’s degree in Electrical Engineering and a Ph.D. in Computer and Electrical Engineering from Carnegie-Mellon University.

Patrick Reutens has served as Silicon Image’s Chief Legal Officer since October 2004. From October 2003 to September 2004, Mr. Reutens served as Immersion Corporation’s Senior Vice President, Corporate Development and Legal Affairs. From September 2001 to October 2003, Mr. Reutens served as Vice President, Strategic Relationships and Legal Affairs at Immersion Corporation, a developer of tactile feedback technology and products. Prior to that time, Mr. Reutens served as Vice President of Strategic Licensing and Intellectual Property for Preview Systems, a software/internet company enabling distribution of music, video and other digital products from November 1999 to August 2001. From 1998 to 1999, Mr. Reutens served as Director of Licensing and Corporate Counsel for MIPS Technologies, a provider of industry-standard processor architectures and cores for digital consumer and business applications. Prior to that time, Mr. Reutens counseled high-growth technology companies while an attorney at the Venture Law Group from 1993 to 1998 and at Wilson, Sonsini, Goodrich & Rosati from 1991 to 1993. Mr. Reutens holds a Bachelor’s degree in Physics from the University of Western Australia, a Ph.D. degree in Physics from the University of Chicago and a Juris Doctorate degree from Yale Law School.

John Shin has served as Silicon Image’s Vice President of Engineering since October 2003 and as interim Vice President of Consumer Electronics & PC/Display Business from October 2005 to February 2006. Dr. Shin previously served as Vice President of Advanced Technologies from November 2001 to September 2003. From October 1999 to October 2001, Dr. Shin was Executive Vice President of Memory R&D at Hynix Semiconductor Inc., a supplier of semiconductor memory traded on the Korea Stock Exchange. Dr. Shin holds a B.S. degree in Electronics Engineering from Seoul National University, Korea, a M.S. degree in Electrical Engineering from Korea Advanced Institute of Science and Technology, Korea, and a Ph.D. degree in Electrical Engineering from the University of California at Berkeley.

Rob Valiton has served as Silicon Image’s Vice President of Worldwide Sales since April 2004 and previously served as Silicon Image’s Senior Director of Sales, NAE and EMEA from August 2003 to April 2004 and Director of Sales, NAE from October 2000 to August 2003. Mr. Valiton joined Silicon Image in July 1999 as Eastern Region Sales Manager. From 1998 to 1999, Mr. Valiton served as Eastern Area Sales and Applications Manager at Summit Microelectronics, a start-up designer and fabless manufacturer of programmable analog and mixed-signal semiconductors. From 1996 to 1998, Mr. Valiton was Eastern Area Sales Manager for Benchmarq Microelectronics, a designer and fabless semiconductor manufacturer of mixed-signal and analog semiconductors. From 1986 to 1996, Mr. Valiton held various strategic account management, sales and marketing management and account specialist positions with Rayovac Corporation’s OEM Division, Power Convertibles Corporation’s Power Management Division and Dow Chemical Company. Mr. Valiton holds a Bachelor of Science degree in Plastics Engineering with a minor in Chemistry from the University of Massachusetts.

Dale Zimmerman has served as Silicon Image’s Vice President of Worldwide Marketing since February 2006. Prior to joining Silicon Image in February 2006, Mr. Zimmerman held various positions at Texas Instruments from June 1978 until February 2006, including most recently as general manager of the DLP TV business. Mr. Zimmerman holds a Bachelor’s and a Master’s degree in Electrical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

Officer Compensation

The following table sets forth all compensation awarded to, earned by or paid to the Named Executive Officers for services rendered to Silicon Image in all capacities during the years ended December 31, 2005, 2004 and 2003.

Our Named Executive Officers consist of two individuals who served as Chief Executive Officer in 2005 (Messrs. Laub and Tirado), the four other most highly compensated executive officers who were executive officers as of December 31, 2005 and earned more than $100,000 in 2005 (Dr. Northcutt and Messrs. Garcia-Meza, Reutens and Valiton), and one additional individual who would have been among the four most highly compensated executive officers other than the Chief Executive Officer but for the fact that such individual was not serving as an executive officer as of December 31, 2005 (Dr. Lee).

Summary Compensation Table

								Long-Term
								Compensation
		Annual Compensation						Awards
						Other		Securities
						Annual		Underlying		All Other
Name and		Salary		Bonus		Compensation		Options		Compensation
Principal Positions	Year	($)		($)		($)		Granted (#)		($)

Steve Tirado	2005	451,585		201,638		—		500,000		—
President and	2004	294,318		109,029		—		—		—
Chief Executive Officer(1)	2003	300,000		—		—		400,000		—
Steve Laub	2005	33,236		—		—		—		—
Former Chairman of the	2004	51,899		28,000		—		1,500,000	(2)	—
Board, President and
Chief Executive Officer
Jimmy Garcia-Meza	2005	275,000		68,438		—		100,000		—
Vice President, Storage	2004	301,836	(3)	33,825		—		—		—
Products(3)	2003	305,802	(3)	20,000		—		150,000		—
J. Duane Northcutt	2005	252,500		72,450	(4)	—		120,000		—
Chief Technology	2004	245,000		77,700		—		80,000		—
Officer	2003	221,154		—		—		125,000		—
Patrick Reutens	2005	250,000		76,410		—		—		—
Chief Legal Officer	2004	47,436		30,000		—		375,000		—
Rob Valiton	2005	384,222	(5)	—		—		—		—
Vice President,	2004	422,654	(5)	—		89,576	(6)	300,000		—
Worldwide Sales(5)	2003	186,813	(5)	19,326		—		40,000		—
David Lee	2005	400,000		113,188		—		400,000		—
Former Chairman of the	2004	400,000		200,000		—		250,000		—
Board and Chairman of	2003	305,000		—		—		500,000		—
Simplay Labs, LLC

(1)	In January 2005, Mr. Tirado’s position changed from Division President of the Storage Group to President and Chief Executive Officer. Prior to serving as Division President of the Storage Group, Mr. Tirado held the position of President from January 2003 to March 2004 and Chief Operating Officer from November 2000 to March 2004.

(2)	The option grant for 1,500,000 shares was canceled in full on January 20, 2005 in connection with Mr. Laub’s resignation.

(3)	Salary figures include sales commissions of $109,337 in 2004 and $113,302 in 2003. In February 2005, Mr. Garcia-Meza’s position changed from Vice President of Sales and Marketing, Storage Systems to Vice

President of Storage Products. Prior to serving as Vice President of Sales and Marketing, Storage Systems, Mr. Garcia-Meza held the position of Vice President of Worldwide Sales until April 2004.

(4)	Includes a patent bonus of $1,000 awarded to Dr. Northcutt in connection with the filing of a patent.

(5)	Salary figures include sales commissions of $144,222 in 2005, $209,704 in 2004 and $54,971 in 2003. In April 2004, Mr. Valiton’s position changed from Senior Director of Sales, NAE and EMEA to Vice President, Worldwide Sales.

(6)	Other annual compensation represents payments of an aggregate of $89,576 to cover Mr. Valiton’s relocation and other moving expenses in connection with his promotion to Vice President, Worldwide Sales.

Option Grants in Last Fiscal Year

The following table shows information about each stock option granted during 2005 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the closing price on the date an option was granted until the end of the option term. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

All options included in the following table are nonqualified stock options. Unless noted otherwise, the options were granted under our 1999 Equity Incentive Plan and the exercise price of each option granted equaled the closing price per share of our common stock on the NASDAQ National Market on the date of grant. Unless noted otherwise, the options expire on the earlier of ten years from the date of grant or three months after termination of employment. The percentage numbers are based on an aggregate of 4,516,900 options granted to our employees during fiscal 2005.

	Number of		Percentage of			Potential Realizable Value
	Securities		Total Options			at Assumed Annual Rates
	Underlying		Granted to	Exercise		of Stock Price Appreciation
	Options		Employees	Price per		for Option Term
Name	Granted (#)		in 2005	Share ($)	Expiration Date	5%	10%

Steve Tirado	120,000	(1)	2.7%	$15.48	1/4/15	$1,168,235	$2,960,536
Steve Tirado	380,000	(2)	8.4	$14.14	1/24/15	3,379,177	8,563,497
Steve Laub	—		—	—	—	—	—
Jimmy Garcia-Meza	100,000	(3)	2.2	11.97	2/15/15	752,787	1,907,710
J. Duane Northcutt	120,000	(4)	2.7	15.48	1/4/15	1,168,235	2,960,536
Patrick Reutens	—		—	—	—	—	—
Rob Valiton	—		—	—	—	—	—
David Lee	400,000	(5)	8.9	14.14	1/24/15	3,557,028	9,014,207

(1)	This option becomes vested and exercisable with respect to 8.3% of the shares by January 4, 2008, 58.3% of the shares by January 4, 2009 and 33.3% of the shares by January 4, 2010.

(2)	This option becomes vested and exercisable with respect to 2.083% of the shares on January 24, 2006 and each of the 47 months thereafter.

(3)	This option becomes vested and exercisable with respect to 15% of the shares by December 31, 2007, 60% of the shares by December 31, 2008 and 25% of the shares by December 31, 2009.

(4)	This option becomes vested and exercisable with respect to 25% of the shares by January 4, 2006, 25% of the shares by January 4, 2007 and 16.7% of the shares by January 4 of each of the three years thereafter.

(5)	This option becomes vested and exercisable with respect to 2.083% of the shares on January 24, 2006 and each of the 47 months thereafter.

Aggregated Option Exercises in 2005 and Year End Option Values

The following table sets forth the number of shares acquired upon the exercise of stock options during 2005 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 2005. Also reported are values of unexercised “in-the-money” options, which represent the positive spread between the respective exercise prices of outstanding stock options and $9.07, the closing price per share of our common stock on December 31, 2005 on the NASDAQ National Market.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares	Value	Options at		Fiscal Year End
	Acquired on	Realized	Fiscal Year End (#)		($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steve Tirado	—	$—	362,265	750,475	$1,047,093	$1,206,364
Steve Laub	—	—	—	—	—	—
Jimmy Garcia-Meza	—	—	452,250	345,000	2,588,715	1,202,949
J. Duane Northcutt	—	—	325,416	249,584	801,607	277,143
Patrick Reutens	—	—	109,375	265,625	—	—
Rob Valiton	21,500	164,076	210,041	206,504	397,064	137,030
David Lee	—	—	1,683,363	534,913	2,820,812	369,489

Employment Contracts, Termination of Employment and Change of Control Arrangements

Silicon Image entered into an employment offer letter agreement with Steve Tirado on January 24, 2005 for the position of Chief Executive Officer and President. This agreement superseded and replaced Mr. Tirado’s existing employment offer letter agreement with Silicon Image dated April 1, 2004. The new agreement sets forth Mr. Tirado’s title and the terms of his employment with Silicon Image, including an annual base salary of $475,000, a potential bonus for the 2005 fiscal year equal to 70% of his annual base salary and participation in Silicon Image’s employee benefit plans and executive compensation programs. Pursuant to the agreement, Mr. Tirado received an option grant to purchase 380,000 shares of Silicon Image’s common stock at an exercise price of $14.14 per share and an option grant to purchase 500,000 shares of Silicon Image’s common stock in January 2006. The agreement also provides that in the event that Mr. Tirado’s employment is terminated without cause, for good reason or due to death or disability, he shall be entitled to cash severance equal to his then current annual base salary, COBRA insurance premiums (if he elects COBRA coverage) for twelve months following his termination, a prorated portion of the calculated amount (if any) payable to the Chief Executive Officer under Silicon Image’s executive bonus program for the year in which such termination occurs, and twelve months of accelerated vesting under his stock options and restricted stock awards. In the event of Mr. Tirado’s voluntary termination of employment or termination for cause, Mr. Tirado is not entitled to any cash separation benefits or additional vesting of shares or restricted stock options. “Cause” is defined to mean Mr. Tirado’s conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, breach of fiduciary duties not remedied within thirty days of written notice, or material breach of the letter agreement or any other written agreement with Silicon Image not remedied within thirty days of written notice. “Good Reason” is defined to mean any material reduction in Mr. Tirado’s job duties and responsibilities not approved in writing by Mr. Tirado and not restored within thirty days of written notice to the Board, Mr. Tirado’s failure to be elected at any time as a member of the Board, or any demoting change in Mr. Tirado’s job titles as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that his principal place of business be relocated by more than 25 miles not rescinded within thirty days of written notice to the Board.

Silicon Image entered into an employment offer letter agreement with Steve Laub on November 11, 2004 for the position of Chief Executive Officer and President. The agreement sets forth the terms of Mr. Laub’s employment with Silicon Image, including an annual base salary of $425,000, a potential bonus of at least 50% of annual base salary and participation in Silicon Image’s health, insurance and employee benefit plans. Pursuant to the agreement, Mr. Laub received a non-plan option grant to purchase 1,500,000 shares of Silicon Image’s common stock at an exercise price of $15.20 per share. Mr. Laub’s agreement provides that in the event of his voluntary termination of employment for any reason, Mr. Laub will not be entitled to any cash separation benefits or additional vesting of shares or restricted stock options. Mr. Laub’s letter agreement also provides that in the event that his employment is terminated without cause, for good reason or due to death or disability, he will be entitled to (i) cash severance (at the rate of his current annual base salary) and COBRA insurance premiums (if he elects COBRA coverage) for 12 months following his termination, (ii) the calculated amount (if any) payable to the Chief Executive Officer of Silicon Image under our executive bonus program for the entire year in which such termination occurs and pro rated for a sufficient portion of the following year so as to constitute participation in such executive bonus program effective through the date that is one year after such termination, and (iii) twelve months of accelerated vesting under his stock options and restricted stock awards. In the event of a change of control, and provided that (i) Mr. Laub is not offered the position of chief executive officer of the successor company for at least a one year period following such change of control with an annual base salary and potential bonus at least as favorable as those provided to Mr. Laub under the agreement, (ii) the principal office of the successor company is not located within 20 miles of Silicon Image’s principal place of business, and (iii) if requested by the successor company, Mr. Laub agrees to continue to serve the successor company on a full-time basis with the successor company continuing to provide Mr. Laub comparable cash compensation and certain other benefits and assistance, in addition to the benefits described above, Mr. Laub will be entitled to three years of accelerated vesting under his stock options and restricted stock awards. The definition of “cause” and “good reason” in Mr. Laub’s agreement are approximately the same as those in Mr. Tirado’s agreement. Mr. Laub resigned from Silicon Image in January 2005.

Silicon Image entered into an employment offer letter agreement with Jimmy Garcia-Meza on February 8, 2005 for the position of Vice President, Storage. The offer letter superseded and replaced Mr. Garcia-Meza’s existing employment offer letter agreement dated March 2001. The new agreement sets forth the terms of Mr. Garcia-Meza’s employment, including an annual base salary of $275,000 and participation in employee benefit plans and executive bonus and compensation programs. Pursuant to the terms of the agreement, Mr. Garcia-Meza received an option grant to purchase 100,000 shares of the Silicon Image’s common stock with an exercise price per share of $11.97. Mr. Garcia-Meza’s offer letter provides that in the event that if his employment is terminated without cause, he shall be entitled to cash severance for six months (at the rate of his annual base salary plus target bonus for the year in which such termination occurs). In the event that his employment is terminated in connection with a change in control, Mr. Garcia-Meza is entitled to the aforementioned benefits and accelerated vesting of his 500,000 share stock option grant dated April 5, 2001 at a vesting rate of twice the vesting rate set forth in the grant. “Cause” is defined to mean willful gross misconduct, conviction of a felony or an act of material personal dishonesty.

Silicon Image entered an employment offer letter agreement with J. Duane Northcutt on February 19, 2002 for the position of Vice President of System Architecture Group. This offer letter provides for an annual base salary of $195,000 and participation in employee benefit plans. In connection with the agreement, Dr. Northcutt received an option grant to purchase 250,000 shares of Silicon Image’s common stock at an exercise price per share of $6.21.

Silicon Image entered into an employment offer letter agreement with Patrick Reutens on September 20, 2004 for the position of Chief Legal Officer. The Offer Letter provides for an annual base salary of $250,000, a hiring bonus of $30,000 and participation in health, insurance and employee benefit plans. Pursuant to the terms of the agreement, Mr. Reutens received an option grant to purchase 375,000 shares of Silicon Image common stock at an exercise price of $12.68. Mr. Reutens’ offer letter provides that in the event he is terminated without cause, he shall be entitled to cash severance for six months (at the rate of his annual base salary for the year in which such termination occurs), six months of accelerated vesting under his stock options, COBRA insurance premiums (if he elects COBRA coverage) for the shorter of six months following his termination or until he becomes employed at a new position, a prorated portion of any target bonus Mr. Reutens is eligible to receive for the year in which such termination occurs. “Cause” is defined to mean any breach of the agreement, the employee inventions and confidentiality agreement between Mr. Reutens and Silicon Image, or any other written agreement between Mr. Reutens and Silicon Image, if such breach causes harm to Silicon Image, any negligence or willful misconduct in the performance of duties to Silicon Image that causes harm to Silicon Image, repeated failure to diligently follow the lawful directions of the Board or the person to whom Mr. Reutens reports or repeated failure to diligently perform duties in a reasonable manner pursuant to the agreement, commission of a felony under the laws of the United States or any state thereof, commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties, or the abuse of alcohol or controlled substances that has a detrimental effect upon performance of duties under the agreement.

Silicon Image entered an employment offer letter agreement with Rob Valiton on April 17, 2004 for the position of Vice President, Worldwide Sales. This offer letter provides for an annual base salary of $240,000 and participation in employee benefit plans and executive bonus and compensation programs. The offer letter provides that Mr. Valiton will be eligible to receive a target commission of $60,000 for achievement of fiscal year 2004 goals and an additional cash incentive bonus for over-achievement of fiscal year 2004 goals pursuant to a bonus compensation plan for the benefit of Mr. Valiton. Mr. Valiton will be entitled to a one-time relocation incentive payment of $60,000 and reimbursement of actual relocation costs up to $40,000. Pursuant to the terms of the agreement, Mr. Valiton received an option grant to purchase 300,000 shares of Silicon Image’s common stock at an exercise price per share of $12.86. Mr. Valiton’s offer letter provides that in the event that his employment is terminated without cause, he shall be entitled to cash severance for six months (at the rate of his annual base salary for the year in which such termination occurs). The definition of “cause” in Mr. Valiton’s agreement is approximately the same as that in Mr. Reutens’ agreement, except that a good faith determination by the Board or the person to whom Mr. Valiton reports that performance is unsatisfactory is included in the definition of “cause” that is applicable to Mr. Valiton.

Silicon Image entered into a consulting agreement with David Lee on March 15, 2006. Dr. Lee was a founder of Silicon Image and previously served as our President, Chief Executive Officer and Chairman of the Board. Under this agreement, on March 24, 2006 (the effective date of the agreement), Dr. Lee will resign as an employee of Silicon Image and his existing severance agreement will be terminated. The agreement provides for Dr. Lee to serve as a consultant for Silicon Image for a term of one year, which term may be extended for an additional year by mutual agreement. The agreement contemplates that Dr. Lee will spend at least 80% of his working time performing consulting services for Silicon Image, and provides for payment of consulting fees to Dr. Lee of $40,000 per month, as well as up to an aggregate of $500,000 that is payable upon achievement of specified performance milestones. The agreement provides that options to purchase Silicon Image common stock that are held by Dr. Lee will continue to vest during the consulting period, and will be exercisable for a period of nine months after termination of services under the agreement (three months in the case of termination for violation of specified non-competition obligations under the agreement). The agreement also provides for the reimbursement of health insurance premiums paid by Dr. Lee for a period of up to 18 months following the effective date of the agreement. Silicon Image may terminate the agreement early for cause. “Cause” is defined to mean any breach of the agreement (if such breach causes material harm to Silicon Image), any gross negligence or willful misconduct by Dr. Lee that causes harm to Silicon Image, Dr. Lee’s repeated failure to diligently perform services in a reasonable manner, Dr. Lee’s commission of a crime carrying a minimum sentence of one year or violation of the Foreign Corrupt Practices Act that results in liability to Silicon Image, Dr. Lee’s commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties owed to Silicon Image, or Dr. Lee’s abuse of alcohol or a controlled substance that has a detrimental effect upon Dr. Lee’s performance of services.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards to Silicon Image’s executive officers and other employees under Silicon Image’s 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp 2002 Stock Option/Stock

Issuance Plan as well as non-plan options. The Board of Directors is also authorized to make these stock option grants and other equity awards, and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee is comprised of four independent non-employee directors, namely William George, Peter Hanelt, David Hodges and Masood Jabbar. Dr. Hodges was appointed to the Compensation Committee in April 2005, following the resignations of Messrs. McAuliffe, Paisley and Sanquini, then representing all of the members of the Compensation Committee, in April 2005. Mr. Sanquini served on the Compensation Committee from his appointment in April 2005 until his resignation later in April 2005. Messrs. Hanelt and Jabbar joined the Compensation Committee in June 2005, and Dr. George joined the Compensation Committee in December 2005. Mr. Courtney and Dr. Hodges also served on the Compensation Committee from November 2004 until January 2005. Dr. Hodges served as chairman of the Compensation Committee from his appointment in April 2005 until June 2005, and Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The following is a summary of policies of Silicon Image that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

General Compensation Policy

Silicon Image’s overall policy is to offer its executive officers cash-based and equity-based compensation opportunities based on their personal performance and specified financial performance metrics of Silicon Image and their contribution to that performance. The principal factors taken into account in establishing each executive’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree and the relative weight given to each factor varies with each individual in the discretion of the Compensation Committee. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

Cash-based Compensation.  Silicon Image sets base salaries and bonuses for executive officers on the basis of personal performance, the scope of an officer’s particular job, the financial performance metrics of Silicon Image and internal and industry comparability considerations. The companies included in the sample from which industry data was derived include some but not all of the companies present in the indices used for purposes of the returns data presented in the “Stock Price Performance Graph” below, but the sample was not intended to correlate with such indices.

Long-term Equity-based Compensation.  Long-term equity incentives for executive officers are effected through the granting of stock options. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing management on increasing stockholder value. Stock options generally have value for the executive only if the price of Silicon Image’s common stock increases above the exercise price determined on the option grant date and the executive remains employed by Silicon Image for the period required for the shares to vest. Stock options typically have been granted to executive officers when the executive first joins Silicon Image, in connection with a significant change in responsibilities, to achieve equity within a peer group, and to provide greater incentives to continue employment with Silicon Image and to strive to increase the value of Silicon Image’s common stock. The Board or Compensation Committee may, however, grant stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Board or Compensation Committee and may be based on the executive’s level of responsibility, anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive’s peer group, the number of existing option shares and degree of vesting of such shares held by the executive at the time of the grant, or other considerations. The relative weight given to these factors varies with each executive in the sole discretion of the Board or Compensation Committee.

2005 Executive Compensation

Cash-based Compensation.  Upon the hiring of a new executive officer, the Board of Directors or the Compensation Committee will determine the officer’s annual base salary. The Board and the Compensation Committee have periodically reviewed and adjusted the base salaries of Silicon Image’s executive officers in light of the factors and considerations for cash-based compensation described above and, except with respect to the Chief Executive Officer’s compensation, the recommendations of the Chief Executive Officer. The Chief Executive Officer has periodically made recommendations with respect to the base salaries of the other executive officers after review of salary surveys prepared by compensation consultants to high-technology companies.

During meetings held in July 2004 and December 2004, the Compensation Committee evaluated salary survey data prepared by an outside consultant and reviewed the company’s compensation philosophy with respect to cash compensation and bonuses for executives, and the performance of Silicon Image and certain executives in 2004. At the December 2004 meeting, the Compensation Committee set the amounts of base salary increases for certain executive officers for 2005 and approved bonuses for certain executive officers. During a meeting held in March 2005, the Compensation Committee reviewed market data regarding compensation for executives and non-executives and recommendations of funding of a proposed bonus plan for Silicon Image’s employees presented by an outside consultant and reviewed the structure of a proposed sales incentive plan for Silicon Image’s Vice President of Worldwide Sales. In April 2005, the Compensation Committee approved (i) a bonus plan for 2005, under which executives and employees would receive cash bonuses if Silicon Image met or exceeded its planned revenue for 2005 and/or its planned operating income for 2005, and (ii) a sales incentive plan for Silicon Image’s Vice President of Worldwide Sales, under which Rob Valiton, Silicon Image’s Vice President of Worldwide Sales, would receive a cash incentive payment based on Silicon Image’s percentage of achievement of planned revenue for 2005.

Long-term Equity-based Compensation.  During 2005, the Compensation Committee granted stock options to new officer Robert Freeman and to continuing officers, Jaime Garcia-Meza, David Lee, and J. Duane Northcutt. Also in 2005, the Compensation Committee granted stock options to Steve Laub and Steve Tirado, which are discussed further below.

Company Performance and CEO Compensation.  Steve Laub served as Silicon Image’s Chief Executive Officer from November 2004 until his resignation in January 2005. In connection with his appointment as CEO in November 2004, the Board, including the members of the Compensation Committee, set Mr. Laub’s base salary at $425,000 and granted him an option for 1,500,000 shares of Silicon Image stock. The Board set Mr. Laub’s compensation at these levels in order to induce him to join the company as CEO. Mr. Laub subsequently resigned as CEO in January 2005. The stock option granted to Mr. Laub was canceled without being exercised on January 20, 2005 in connection with his resignation.

Steve Tirado was appointed Chief Executive Officer in January 2005. In connection with his appointment as CEO in January 2005, the Board, including the members of the Compensation Committee, set Mr. Tirado’s base salary at $475,000, granted Mr. Tirado an option for 380,000 shares of Silicon Image’s common stock effective as of January 2005 and approved an option for Mr. Tirado for an additional 500,000 shares of Silicon Image’s common stock for grant on the first business day of 2006. The Board determined that such option grants were appropriate in light of the other options to purchase shares of Silicon Image’s common stock then held by Mr. Tirado.

Compliance with Section 162(m) of the Internal Revenue Code.  Internal Revenue Code Section 162(m) limits Silicon Image’s ability to deduct compensation in excess of $1,000,000 in any taxable year to the individual who is the CEO at the end of the taxable year and the four other highest compensated officers of Silicon Image during the taxable year. Cash compensation for 2005 for any individual was not in excess of $1,000,000 and Silicon Image does not expect cash compensation for 2006 to be in excess of $1,000,000 for any individual. Having considered the requirements of Section 162(m), the Compensation Committee believes that prior stock option grants made pursuant to Silicon Image’s 1999 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee

William George
Peter Hanelt
David Hodges
Masood Jabbar

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US), and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2000 through December 31, 2005. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Based upon $100 initial investment on December 31, 2000, with dividends reinvested, among Silicon Image, Inc., the Nasdaq Composite Stock Market (US) and
the S&P Information Technology Index

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Silicon Image, Inc.	$100	$69	$110	$132	$303	$167
NASDAQ Composite Stock Market (US)	$100	$79	$55	$82	$89	$91
S&P Information Technology Index	$100	$74	$46	$68	$70	$71

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee consists of Peter Hanelt, David Hodges and Masood Jabbar. Dr. Hodges was appointed to the Audit Committee in April 2005, following the resignations of David Courtney, Keith McAuliffe and Christopher Paisley, then representing all of the members of the Audit Committee, in April 2005. Messrs. Hanelt and Jabbar both joined the Audit Committee in May 2005 upon their election to the Board. Dr. Hodges served as chairman of the Audit Committee from his appointment in April 2005 until May 2005, and Mr. Hanelt has served as chairman of the Audit Committee since June 2005.

Management is responsible for Silicon Image’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2005, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm until June 2005, and Deloitte & Touche LLP, our independent registered public accounting firm since July 2005. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on management’s assessment of internal control over financial reporting and their audit of internal control over final reporting as of December 31, 2005. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
David Hodges
Masood Jabbar

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2005 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which we or any of our subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a pecuniary interest, except as described in the Director Compensation and Executive Compensation sections above and as set forth below.

Stock Option Grants.

The Board or the Compensation Committee made the option grants set forth in the table below to the Named Executive Officers since December 31, 2005. Each option granted has a ten year term and an exercise price per share equal to the closing price of our common stock on the NASDAQ National Market on the date of grant.

		Number of Securities
		Underlying Options
Name	Date of Grant	Granted (#)		Exercise Price

Steve Tirado	January 3, 2006	500,000	(1)	$9.89
Steve Laub	—	—		—
Jimmy Garcia-Meza	—	—		—
J. Duane Northcutt	January 3, 2006	45,000	(2)	9.89
Patrick Reutens	January 3, 2006	65,000	(3)	9.89
Rob Valiton	January 3, 2006	65,000	(4)	9.89
Rob Valiton	January 11, 2006	35,000	(5)	10.83
Rob Valiton	February 13, 2006	10,000	(6)	11.07
David Lee	—	—		—

(1)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(2)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(3)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(4)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(5)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 11, 2006 and each of the 47 months thereafter.

(6)	If certain performance objectives are achieved by Mr. Valiton before December 31, 2006, this option becomes vested and exercisable with respect to all of the shares subject thereto upon such achievement, otherwise, this option becomes vested and exercisable with respect to 2.083% of the total number of shares on January 31, 2007 and each of the 47 months thereafter.

In consideration of consulting services provided to Silicon Image by Dr. Raduchel, Dr. Raduchel was granted an option to purchase 20,000 shares of our common stock in August 2005 at an exercise price of $11.62 per share, the closing price per share of our common stock on the NASDAQ National Market on the grant date. Including the option granted in August 2005, Dr. Raduchel was granted options to purchase an aggregate of 190,000 shares in consideration of consulting services he provided to Silicon Image from March 2003 until December 13, 2005, of which Dr. Raduchel holds fully-vested options to purchase an aggregate of 170,000 shares of common stock. Pursuant to an agreement between the Registrant and Dr. Raduchel dated December 6, 2005, Dr. Raduchel’s consulting services with the Registrant terminated effective December 13, 2005 (the date of his election to our Board of Directors) and the vesting of any then unvested stock options he had received in consideration of his consulting services ceased effective as of such date.

Information regarding option grants to Named Executive Officers in 2005 is set forth in the Executive Compensation section above under the captions “Officer Compensation” and “Option Grants in Last Fiscal Year.”

Payment of Legal Expenses.

During fiscal year 2005, Silicon Image paid $84,920 of legal fees and expenses incurred by Mr. Tirado. These fees and expenses were related to a securities class action lawsuit against Silicon Image and Mr. Tirado, among others, and an investigation by the Securities and Exchange Commission regarding trading in our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock (“10% Stockholders”), to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2005, except that each of Dr. Lee and Dr. George did not timely file a Form 4 report with respect to a stock option grant for service as an executive officer and director, respectively, as a result of delays in internal notification of the grant of such options to the company employee who prepares these filings.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s annual meeting of stockholders to be held in 2007 must be received by December 18, 2006. Stockholders wishing to bring a proposal before the annual meeting to be held in 2007 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 22, 2007 and March 24, 2007.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2005, Mr. Hanelt and Mr. Tirado attended Silicon Image’s annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1060 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s Chief Executive Officer and senior financial officers, including Silicon Image’s Chief Financial Officer. The code of conduct and ethics is available on Silicon Image’s website at www.siliconimage.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

PROXY

SILICON IMAGE, INC.

Annual Meeting of Stockholders – May 23, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Steve Tirado and Patrick Reutens, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of Silicon Image, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, on Tuesday, May 23, 2006, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

      When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

[See reverse side]

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as	☒
indicated in this example

The Board of Directors recommends a vote FOR the Proposals:

1.	ELECTION OF CLASS I DIRECTORS.
	Nominee: 01 Peter Hanelt 02 William George		WITHHOLD
		FOR	AUTHORITY
		☐	☐
INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below:

2.	RATIFICATION OF APPOINTMENT OF
	DELOITTE & TOUCHE LLP AS SILICON	FOR	AGAINST	ABSTAIN
	IMAGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/simg		Telephone 1-866-540-5760		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.